EXHIBIT 99.1

FOR IMMEDIATE RELEASE
For More Information Contact:

Michael H. Owens, MD, MPH, FACPE, CPE
President & CEO, iVOW, Inc.
(858) 703-2820

John A. Stiles
John A. Stiles and Associates, LLC
(314) 994-0560

iVOW, Inc. Announces Financing

San Diego, CA—February 23, 2006 – iVOW, Inc. (NASDAQ: IVOW), a provider of disease management services for the treatment of chronic and morbid obesity, today announced that it has completed a private placement of common stock and warrants to selected accredited investors.  In the private placement, the Company sold 290,000 Units at a purchase price of $3.19 per Unit.  Each Unit consists of one share of the Company’s common stock and a warrant to purchase one-half share of the Company’s common stock. The warrants have an exercise price of $3.19 per share and have a five-year term. Dawson James Securities, Inc. acted as the sole placement agent in the transaction.

The private placement resulted in gross proceeds of $925,100.  The Company stated that net proceeds from the private placement and from the exercise of the warrants, if any, will be used for working capital and general corporate purposes.

The Company has agreed to file a registration statement covering the shares of common stock and the common stock underlying the warrants sold in the private placement on or before April 8, 2006.

About iVOW, Inc.

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, healthcare services, operational consulting and clinical training services to employers, payors, physicians and hospitals involved in the medical and surgical treatment of the chronic a morbidly obese. We also provide specialized vitamins to patients who have undergone obesity surgery. Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com. iVOW is the new corporate name of Vista Medical Technologies, Inc. iVOW is traded on the NASDAQ Capital  Market under the stock symbol IVOW.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of iVOW, Inc. Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the Company’s ability to raise additional funds to support its operations; the Company’s ability to penetrate the market for obesity surgery management services; and the Company’s ability to successfully integrate the business and operations of Sound Health Solutions, Inc. Other risks inherent in our business are described in the Company’s Securities and Exchange Commission filings, including its Quarterly Report on Form 10-QSB for the nine-month period ended September 30, 2005. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.